Exhibit 3.8

CERTIFICATE OF FORMATION

OF

KAISER ALUMINUM FABRICATED PRODUCTS, LLC

This Certificate of Formation (this “Certificate”) of Kaiser Aluminum Fabricated Products, LLC is made pursuant to Section 18-201 and Section 18-204 of the Delaware Limited Liability Company Act (the “Act”) and is hereby filed with the Secretary of State of Delaware pursuant to Section 18-206 of the Act.

The undersigned does hereby certify that:

1. Name. The name of the limited liability company is Kaiser Aluminum Fabricated Products, LLC.

2. Registered Office and Registered Agent. The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the limited liability company’s registered agent at that address is The Corporation Trust Company.

3. Nonvoting Equity Interests. To the extent prohibited by section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the limited liability company will not issue nonvoting equity interests; provided, however, that the foregoing restriction will (a) have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the limited liability company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Kaiser Aluminum Fabricated Products, LLC on January 10, 2006, to be effective on the date this Certificate of Formation is filed with the Secretary of State of Delaware.

/s/ John M. Donnan
John M. Donnan